Exhibit 99.1

NEWS RELEASE

Contact:	James R. Lance Vice President, Corporate Finance and Investor Relations Foot Locker, Inc. (212) 720-4600

FOOT LOCKER, INC. REPORTS 2019 SECOND QUARTER RESULTS

•	Second Quarter Net Income of $60 Million, or $0.55 per Share
•	Non-GAAP Net Income of $72 Million, or $0.66 per Share
•	Second Quarter Comparable-Store Sales Increased 0.8 Percent

NEW YORK, NY, August 23, 2019 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, reported today financial results for its second quarter ended August 3, 2019.

Second Quarter Results

Net income for the Company’s second quarter of 2019 was $60 million, or $0.55 per share, compared to net income of $88 million, or $0.75 per share in the corresponding prior-year period. Included in these results are: 1) a $13 million charge related to the lease termination costs incurred in connection with the closure of certain SIX:02 locations, 2) a $1 million charge recorded in connection with the Company’s pension matter, and 3) a $2 million tax charge in connection with U.S. tax reform. Excluding these items, non-GAAP earnings were $0.66 per share and $0.75 per share for the second quarter of 2019 and 2018, respectively. A reconciliation of GAAP to non-GAAP results is included in the tables below.

Second quarter comparable-store sales increased 0.8 percent. Total second quarter sales decreased 0.4 percent, to $1,774 million, compared to sales of $1,782 million for the corresponding prior-year period. Excluding the effect of foreign exchange rate fluctuations, total sales for the second quarter of 2019 increased 0.8 percent. The Company’s gross margin rate decreased to 30.1 percent from 30.2 percent a year ago. SG&A expense rate increased to 22.2 percent from 21.3 percent in the second quarter of 2019, largely reflecting the ongoing investments the Company is making in its digital capabilities and infrastructure.

“While our results in the second quarter did come in at the low end of our expectations, we saw improvement in our performance as we moved through each month of the quarter,” said Richard Johnson, President and Chief Executive Officer. “We remain deeply connected with sneaker and youth culture, and believe this positive momentum exiting the quarter has us well positioned for the back-to-school period and beyond. Further, our team continues to make meaningful progress against our long-term strategic imperatives.”

Year-To-Date Results

Net income for the Company’s first six months of the year decreased to $232 million, or $2.08 per share on a GAAP basis, compared to net income of $253 million, or $2.14 per share, for the corresponding period in 2018. On a non-GAAP basis, earnings per share for the six-month period totaled $2.20, compared to $2.21 per share earned in the same period in 2018. Year-to-date sales were $3,852 million, an increase of 1.2 percent compared to sales of $3,807 million in the corresponding six-month period of 2018. Year-to-date, comparable store sales increased 2.8 percent, while total year-to-date sales, excluding the effect of foreign currency fluctuations, increased by 2.9 percent.

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Financial Position

As of August 3, 2019, the Company’s merchandise inventories were $1,227 million, 2.2 percent lower than at the end of the second quarter last year. Using constant currencies, inventory decreased 1.0 percent.

The Company’s cash totaled $939 million, while the debt on its balance sheet was $123 million. The Company repurchased 2.9 million shares for $120 million during the quarter and paid a quarterly dividend of $0.38 per share, for a total of $41 million.

“In addition to making meaningful investments in our stores and digital capabilities during the quarter, we maintained our disciplined approach to inventory management and are set-up to continue flowing fresh, exciting product offerings for the back-half of 2019,” said Lauren Peters, Executive Vice President and Chief Financial Officer. “We remain optimistic that we can deliver a mid-single digit comparable sales gain for the full year and high-single digit adjusted EPS growth.”

Store Base Update

During the second quarter, the Company opened 10 new stores, remodeled or relocated 35 stores, and closed 37 stores. As of August 3, 2019, the Company operated 3,174 stores in 27 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 123 franchised Foot Locker stores were operating in the Middle East, as well as 10 franchised Runners Point stores in Germany.

The Company is hosting a live conference call at 9:00 a.m. (ET) today, August 23, 2019, to review these results and discuss the outlook for 2019. This conference call may be accessed live by calling toll free 1-844-701-1163 or international toll 1-412-317-5490 or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call in order to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S., 1-855-669-9658 in Canada, or 1-412-317-0088 internationally with passcode 10133597 through September 6, 2019. A replay of the call will be also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the 2018 Annual Report on Form 10-K. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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	Second Quarter		Second Quarter Year-to-Date
	2019	2018	2019	2018
Sales	$1,774	$1,782	$3,852	$3,807

Cost of sales	1,240	1,243	2,629	2,602
SG&A	393	380	809	765
Depreciation and amortization	46	44	90	89
Litigation and other charges	14	3	15	15
Income from operations	81	112	309	336

Interest income, net	2	1	6	3
Other income	2	2	4	5
Income before income taxes	85	115	319	344
Income tax expense	25	27	87	91
Net income	$60	$88	$232	$253

Diluted EPS	$0.55	$0.75	$2.08	$2.14
Weighted-average diluted shares outstanding	111.1	117.1	112.1	118.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives. We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

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The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Second Quarter		Year-to-Date
	2019	2018	2019	2018

Pre-tax income:
Income before income taxes	$85	$115	$319	$344
Pre-tax adjustments excluded from GAAP:
Litigation and other charges (1)	14	3	15	15
Adjusted income before income taxes (non-GAAP)	$99	$118	$334	$359

After-tax income:
Net income	$60	$88	$232	$253
After-tax adjustments excluded from GAAP:
Litigation and other charges, net of income tax benefit of $4, $1, $4 and $4 million, respectively (1)	10	2	11	11
U.S. tax reform (2)	2	(1)	2	(1)
Tax benefit related to enacted change in foreign branch currency regulations (3)	—	(1)	—	(1)
Adjusted net income (non-GAAP)	$72	$88	$245	$262

Earnings per share:
Diluted EPS	$0.55	$0.75	$2.08	$2.14
Diluted EPS amounts excluded from GAAP:
Litigation and other charges (1)	0.09	0.02	0.10	0.09
U.S. tax reform (2)	0.02	(0.01)	0.02	(0.01)
Tax benefit related to enacted change in foreign branch currency regulations (3)	—	(0.01)	—	(0.01)
Adjusted diluted EPS (non-GAAP)	$0.66	$0.75	$2.20	$2.21

Notes on Non-GAAP Adjustments:

(1)	The Company recorded pre-tax charges of $1 million and $3 million for the thirteen weeks ended August 3, 2019 and August 4, 2018, respectively, related to a pension litigation matter and related plan reformation. For the twenty-six weeks ended August 3, 2019 and August 4, 2018, the Company recorded pre-tax charges of $2 million and $15 million, respectively. The charges in the current periods reflects professional fees in connection with the plan reformation. The prior year charges reflected adjustments to the value of the judgment and interest that continued to accrue, as required by the provisions of the required plan reformation.

For the thirteen weeks ended August 3, 2019, the Company incurred $13 million of lease termination costs related to the closure of certain of its SIX:02 locations.

(2)	In connection with tax reform, the Company recorded a charge for $2 million and a benefit of $1 million for the thirteen weeks ended August 3, 2019 and August 4, 2018, respectively. The charge recorded during the second quarter of 2019 reflected an adjustment to U.S. tax on foreign income. The benefit recorded in the prior year periods, reflected a revision to the provisional amounts recorded during the fourth quarter of 2017.
(3)	During the second quarter of 2018, the U.S. Treasury issued a notice that delayed the effective date of regulations under Internal Revenue Code Section 987. These regulations, which were promulgated in December 2016, changed our method for determining the tax effects of foreign currency translation gains and losses for our foreign businesses that are operated as branches and are reported in a currency other than the currency of their parent. As a result of the delay in the effective date, the Company updated its calculations for the effect of these regulations, which resulted in an increase to deferred tax assets and a corresponding reduction in our income tax provision in the amount of $1 million.

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	August 3,	August 4,
	2019	2018
ASSETS

Current assets:
Cash and cash equivalents	$939	$950
Merchandise inventories	1,227	1,254
Other current assets	280	320
	2,446	2,524
Property and equipment, net	796	842
Right-of-use assets	2,976	-
Deferred taxes	92	108
Other assets	410	358
	$6,720	$3,832

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$420	$408
Accrued and other liabilities	312	313
Current portion lease obligations	497	-
	1,229	721
Long-term debt	123	124
Long-term lease obligations	2,750	-
Other liabilities	106	505
Total liabilities	4,208	1,350
Total shareholders' equity	2,512	2,482
	$6,720	$3,832

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Store activity is as follows:

	February 3,			August 3,	Relocations/
	2019	Opened	Closed	2019	Remodels
Foot Locker US	886	3	9	880	14
Foot Locker Europe	642	4	12	634	17
Foot Locker Canada	107	—	—	107	6
Foot Locker Pacific	94	—	3	91	2
Foot Locker Asia	5	5	—	10	—
Kids Foot Locker	428	5	3	430	—
Lady Foot Locker	57	—	5	52	—
Champs Sports	535	3	3	535	8
Footaction	250	3	1	252	—
Runners Point	107	—	9	98	1
Sidestep	80	1	3	78	—
SIX:02	30	—	23	7	—
Total	3,221	24	71	3,174	48

Selling and gross square footage are as follows:

	February 3, 2019		August 3, 2019
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker US	2,404	4,184	2,395	4,172
Foot Locker Europe	1,002	2,158	1,004	2,159
Foot Locker Canada	263	426	270	440
Foot Locker Pacific	139	230	137	225
Foot Locker Asia	19	34	34	60
Kids Foot Locker	738	1,267	739	1,272
Lady Foot Locker	79	133	73	123
Champs Sports	1,913	2,974	1,911	2,972
Footaction	799	1,360	800	1,363
Runners Point	138	238	124	217
Sidestep	74	133	73	132
SIX:02	60	102	13	22
Total	7,628	13,239	7,573	13,157

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